Exhibit 99.1

Contact Info:	Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports First Quarter 2017 Results

FOR IMMEDIATE RELEASE: 05/02/2017

Rock Island, IL. – May 2, 2017 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported results for the quarter ended March 31, 2017.

The Company completed its initial public offering in March 2017, selling 3.5 million shares of common stock at a price of $10.00 per share. The Company’s Employee Stock Ownership Plan (ESOP) purchased 350,000 of the shares in the offering. The Company’s stock began trading on the NASDAQ Capital Market on March 28, 2017 under the ticker “ICCH”. Proceeds received from the offering net of offering costs and underwriting fees was $29.1 million.

FIRST QUARTER 2017 – FINANCIAL RESULTS

Net income totaled $849,044 or $0.27 per share compared with $469,996 in the first quarter of 2016.

Direct premiums written grew by $512,000, or 4.2%, to $12,589,000 for the three months ended March 31, 2017 from $12,077,000 for the same period of 2016. Net premiums earned grew by $547,000, or 5.3%, to $10,838,000 for the three months ended March 31, 2017 from $10,291,000 for the same period of 2016, primarily due to increased organic growth.

For the three months ended March 31, 2017, we ceded to reinsurers $2.0 million of earned premium, compared to $1.9 million of earned premiums for the three months ended March 31, 2016.

Net realized investment gains increased by $321,000, or 258.87%, to $445,000 for the three months ended March 31, 2017, from $124,000 for the same period in 2016. This increase was a result of the Company liquidating assets to secure the funding used to purchase the ESOP shares. Net investment income increased by $124,000, or 35.6%, during the three months ended March 31, 2017, as compared to the three months ended March 31, 2016, primarily from the increase in available for sale securities.

Losses and settlement expenses increased by $220,000, or 3.45%, from $6,599,000 for the three months ended March 31, 2017, from $6,379,000 for the same period in 2016.

Policy acquisition costs are costs incurred to issue policies, which include commissions, premium taxes, underwriting reports, and underwriter compensation costs. The Company offsets the direct commissions it pays with ceded commissions it receives from reinsurers. Policy acquisitions costs increased by $202,700 or 5.7%, to $3,735,000 for the three months ended March 31, 2017 from $3,532,000 for the same period in 2016.

FIRST QUARTER 2017 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as loss and settlement expenses divided by net premiums earned) was 60.89% in the first quarter of 2017 compared with 61.99% in the first quarter of 2016.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 34.46% in the first quarter of 2017 compared with 34.32% in the first quarter of 2016.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 95.35% in the first quarter of 2017 compared to 96.31% in the first quarter of 2016.

MANAGEMENT COMMENTARY

“We continue to grow profitably from a strong commitment to the food and beverage niche. We continue to invest in technology to better service our agents and insureds. We expect to grow the top line in 2017 with continued progress regarding geographic expansion. Current plans include a planned roll out to Kansas later in the second quarter of 2017, and Colorado in the third quarter of 2017. We are in product development for entry into Michigan, and solidifying plans for continued growth in 2017 and beyond,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries, in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engaged in diverse, yet complementary business activities, including property and casualty insurance, real estate and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. No undue reliance should be placed on any forward-looking statements.